SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


                 Current Report Under to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


         Date of Report (date of earliest event reported):  May 1, 1998
                        Commission File Number:  1-10013


                            LarsonoDavis Incorporated
             (Exact Name of Registrant as Specified in its Charter)


                  Nevada                               87-0429944
     (State or other jurisdiction of                  (IRS Employer
      incorporation or organization)                Identification No.)


           1681 West 820 North
               Provo, Utah                                 84601
     (Address of Principal Executive Offices)            (Zip Code)


              Registrant's Telephone Number, Including Area Code:
                               (801) 375-0177


     (Former name, former address, and formal fiscal year, if changed since last report)


                             ITEM 5.  OTHER EVENTS

     Effective May 1, 1998, Larson Davis Incorporated (the "Company") appointed Sir Colin Dollery and Mr. Stanley Friedman as non-executive directors of the Company.

     Sir Colin Dollery, 67, currently serves as a senior consultant to the research and development group at SmithKline Beecham PLC. Prior to this, he served as Chairman of Clinical and Biopharmaceutical Consultancy Ltd., served as a non-executive director of Life Sciences International PLC, and has been employed by Merck & Company as well as by Zeneca Pharmaceuticals PLC in various senior advisory roles, reporting to the Board of Directors. A former Professor and Chairman of the Department of Clinical Pharmacology at the Royal Postgraduate Medical School, he holds the title of Professor Emeritus at the University of London and holds a number of advanced degrees.

     Mr. Stanley Friedman, 70, has had extensive experience in high technology corporations. He served at ITT Corporation for 15 years, retiring as a Corporate Vice-President and Group Executive. Previous executive positions included Vice-President and Division General Manager with Lockheed Electronics, a division of Lockheed Aircraft Corporation, as well as management positions with RCA Corp. An electrical engineering graduate of Worcester Polytechnic Institute, he holds an advanced engineering degree from Purdue University in addition to being a Sloan Fellow at Stanford University. He is currently a director of Spaulding Composites, Inc., a manufacturer of industrial materials.

     As a result of the above appointments, the prior non-executive directors, Gerard Seelig and William Hosker, relinquished their board positions affective April 30.

     Each of the new directors received an option to acquire 30,000 shares of common stock of the Company in conjunction with their appointment. These options vest, and are exercisable, with respect to 15,000 shares on May 1, 1999, and 15,000 shares on May 1, 2000. The option exercise price is $2.9375 per share, reflecting the trading price for the common stock as reported by Nasdaq at the time of the grant.


                                   SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  May 22, 1998                      LARSONoDAVIS INCORPORATED


                                          By   /s/ Craig Allen
                                            Craig Allen
                                            (Principal Financial and
                                            Accounting Officer)